     As filed with the Securities and Exchange Commission on May 16, 1996.

                                                      REGISTRATION NO. 333-



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           -------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------


                               VALLEN CORPORATION
             (Exact name of Registrant as specified in its charter)

                     Texas                             13333 Northwest Freeway                    74-1366847
          (State or other jurisdiction)                  Houston, Texas 77040              (I.R.S. Employer
        of incorporation or organization)      (Address of principal executive offices)     Identification No.)
                                                              (Zip Code)

                          --------------------------
                               VALLEN CORPORATION
                  1993 NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
                            (Full title of the plan)
                          ---------------------------

                               James W. Thompson
                                   President
                               Vallen Corporation
                            13333 Northwest Freeway
                             Houston, Texas  77040
                    (Name and address of agent for service)

                                 (713) 462-8700
         (Telephone number, including area code, of agent for service)

                            ----------------------

                                    Copy to:
                              John B. Clutterbuck
                     Mayor, Day, Caldwell & Keeton, L.L.P.
                           700 Louisiana, Suite 1900
                             Houston, Texas  77002
                                 (713) 225-7100

                             ---------------------

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================================
TITLE OF                        AMOUNT TO BE        PROPOSED MAXIMUM              PROPOSED MAXIMUM        AMOUNT OF REGISTRATION
SECURITIES TO BE REGISTERED      REGISTERED   OFFERING PRICE PER SHARE(1)   AGGREGATE OFFERING PRICE(1)            FEE
- ----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01
  per share                           30,000          $20.00                        $600,000                      $207
================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).

                                     PART I


              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

       ITEM 1.  PLAN INFORMATION*

       ITEM 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*

       * Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933 (the "Securities Act") and the Note to Part I of Form S-8.


                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


       ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

            The following documents filed with the Securities and Exchange Commission are incorporated herein by reference:

                 (a) The Annual Report of Vallen Corporation (the "Company" or
            the "Registrant") on Form 10-K for the year ended May 31, 1995 ("1995 Form 10-K") filed on August 22, 1995;

                 (b) All other reports filed pursuant to Section 13(a) or 15(d)
            of the Securities Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the document referred to in
            (a) above; and

                 (c) The description of the Company's common stock contained in the registration statement pursuant to which the Company's shares of common stock were registered under Section 12 of the Exchange Act, and any amendments or reports filed for the purpose of updating such description.

            All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

       ITEM 4.  DESCRIPTION OF SECURITIES

            Not applicable.

       ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

            The legality of the common stock offered hereby is being passed upon for the Company by Mayor, Day, Caldwell & Keeton, L.L.P., 700 Louisiana, Suite 1900, Houston, Texas 77002.

            The consolidated financial statements of Vallen Corporation as of May 31, 1995 and 1994, and for each of the years in the three-year period ended May 31, 1995 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

       ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

            The Company's Restated Articles of Incorporation provide that the liability of the directors for monetary damages shall be limited to the fullest extent permissible under Texas law.

            Section 7.06 of the Texas Miscellaneous Corporation Laws Act does not eliminate or limit the liability of a director for:

                 (1) a breach of the director's duty of loyalty to the
            corporation or its shareholders or members;

                 (2) an act or omission not in good faith that constitutes a breach of duty of the director to the corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

                 (3) a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

                 (4) an act or omission for which the liability of a director is expressly provided by an applicable statute.

            The Company's Bylaws provide that the Company will indemnify its officers and directors to the fullest extent possible under Texas law.
       Article 2.02-1 of the Texas Business Corporation Act provides as follows:

            "A.  In this article:

                 (1) "Corporation" includes any domestic or foreign predecessor entity of the corporation in a merger, consolidation, or other transaction in which the liabilities of the predecessor are transferred to the corporation by operation of law and in any other transaction in which the corporation assumes the liabilities of the predecessor but does not specifically exclude liabilities that are the subject matter of this article.

                 (2) "Director" means any person who is or was a director of the corporation and any person who, while a director of the corporation, is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise.

                 (3) "Expenses" include court costs and attorneys' fees.

                 (4)  "Official capacity" means

                 (a) when used with respect to a director, the office of
            director in the corporation, and

                 (b) when used with respect to a person other than a director, the elective or appointive office in the corporation held by the officer or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation, but

                 (c) in both Paragraphs (a) and (b) does not include service for any other foreign or domestic corporation or any partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise.

                 (5) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

                 B. A corporation may indemnify a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director only if it is determined in accordance with Section F of this article that the person:

                 (1) conducted himself in good faith;

                 (2)  reasonably believed:

                 (a) in the case of conduct in his official capacity as a
            director of the corporation, that his conduct was in the corporation's best interests; and

                 (b) in all other cases, that his conduct was at least not
            opposed to the corporation's best interests; and

                 (3) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

                 C. Except to the extent permitted by Section E of this article, a director may not be indemnified under Section B of this article in respect of a proceeding:

                 (1) in which the person is found liable on the basis that
            personal benefit was improperly received by him, whether or not the benefit resulted from an action taken in the person's official capacity; or

                 (2) in which the person is found liable to the corporation.

                 D. The termination of a proceeding by judgment, order,
            settlement, or conviction, or on a plea of nolo contendere or its equivalent is not of itself determinative that the person did not meet the requirements set forth in Section B of this article. A person shall be deemed to have been found liable in respect of any claim, issue or matter only after the person shall have been so adjudged by a court of competent jurisdiction after exhaustion of all appeals therefrom.

                 E. A person may be indemnified under Section B of this article against judgments, penalties (including excise and similar taxes), fines, settlements, and reasonable expenses actually incurred by the person in connection with the proceeding; but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation.

                 F. A determination of indemnification under Section B of this article must be made:

                 (1) by a majority vote of a quorum consisting of directors who at the time of the vote are not named defendants or respondents in the proceeding;

                 (2) if such a quorum cannot be obtained, by a majority vote of a committee of the board of directors, designated to act in the matter by a majority vote of all directors, consisting solely of two or more directors who at the time of the vote are not named defendants or respondents in the proceeding;

                 (3) by special legal counsel selected by the board of directors or a committee of the board by vote as set forth in Subsection (1) or (2) of this section, or, if such a quorum cannot be obtained and such a committee cannot be established, by a majority vote of all directors; or

                 (4) by the shareholders in a vote that excludes the shares held by directors who are named defendants or respondents in the proceeding.

                 G. Authorization of indemnification and determination as to reasonableness of expenses must be made in the same manner as the determination that indemnification is permissible, except that if the determination that indemnification is permissible is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses must be made in the manner specified by Subsection (3) of Section F of this article for the selection of special legal counsel. A provision contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, or an agreement that makes mandatory the indemnification permitted under Section B of this article shall be deemed to constitute authorization of indemnification in the manner required by this section even though such provision may not have been adopted or authorized in the same manner as the determination that indemnification is permissible.

                 H. A corporation shall indemnify a director against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding.

                 I. If, in a suit for the indemnification required by Section H of this article, a court of competent jurisdiction determines that the director is entitled to indemnification under that section, the court shall order indemnification and shall award to the director the expenses incurred in securing the indemnification.

                 J. If, upon application of a director, a court of competent jurisdiction determines, after giving any notice the court considers necessary, that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he has met the requirements set forth in Section B of this article or has been found liable in the circumstances described by Section C of this article, the court may order the indemnification that the court determines is proper and equitable; but if the person is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification shall be limited to reasonable expenses actually incurred by the person in connection with the proceeding.

                 K. Reasonable expenses incurred by a director who was, is, or is threatened to be made a named defendant or respondent in a proceeding may be paid or reimbursed by the corporation, in advance of the final disposition of the proceeding and without the determination specified in Section F of this article or the authorization or determination specified in Section G of this article, after the corporation receives a written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification under this article and a written undertaking by or on behalf of the director to repay the amount paid or reimbursed if it is ultimately determined that he has not met that standard or if it is ultimately determined that indemnification of the director against expenses incurred by him in connection with that proceeding is prohibited by Section E of this article. A provision contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, or an agreement that makes mandatory the payment or reimbursement permitted under this section shall be deemed to constitute authorization of that payment or reimbursement.

                 L. The written undertaking required by Section K of this article must be an unlimited general obligation of the director but need not be secured. It may be accepted without reference to financial ability to make repayment.

                 M. A provision for a corporation to indemnify or to advance expenses to a director who was, is, or is threatened to be made a named defendant or respondent in a proceeding, whether contained in the articles of incorporation, the bylaws, a resolution of shareholders or directors, an agreement, or otherwise, except in accordance with Section R of this article, is valid only to the extent it is consistent with this article as limited by the articles of incorporation, if such a limitation exists.

                 N. Notwithstanding any other provision of this article, a corporation may pay or reimburse expenses incurred by a director in connection with his appearance as a witness or other participation in a proceeding at a time when he is not a named defendant or respondent in the proceeding.

                 O. An officer of the corporation shall be indemnified as, and to the same extent, provided by Sections H, I, and J of this article for a director and is entitled to seek indemnification under those sections to the same extent as a director. A corporation may indemnify and advance expenses to an officer, employee, or agent of the corporation to the same extent that it may indemnify and advance expenses to directors under this article.

                 P. A corporation may indemnify and advance expenses to persons who are not or were not officers, employees, or agents of the corporation but who are or were serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise to the same extent that it may indemnify and advance expenses to directors under this article.

                 Q. A corporation may indemnify and advance expenses to an officer, employee, agent, or person identified in Section P of this article and who is not a director to such further extent, consistent with law, as may be provided by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract or as permitted or required by common law.

                 R. A corporation may purchase and maintain insurance or another arrangement on behalf of any person who is or was a director, officer, employee, or agent of the corporation or who is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent, or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, against any liability asserted against him and incurred by him in such a capacity or arising out of his status as such a person, whether or not the corporation would have the power to indemnify him against that liability under this article. If the insurance or other arrangement is with a person or entity that is not regularly engaged in the business of providing insurance coverage, the insurance or arrangement may provide for payment of a liability with respect to which the corporation would not have the power to indemnify the person only if including coverage for the additional liability has been approved by the shareholders of the corporation. Without limiting the power of the corporation to procure or maintain any kind of insurance or other arrangement, a corporation may, for the benefit of persons indemnified by the corporation, (1) create a trust fund; (2) establish any form of self-insurance; (3) secure its indemnity obligation by grant of a security interest or other lien on the assets of the corporation; or (4) establish a letter of credit, guaranty, or surety arrangement. The insurance or other arrangement may be procured, maintained, or established within the corporation or with any insurer or other person deemed appropriate by the board of directors regardless of whether all or part of the stock or other securities of the insurer or other person are owned in whole or part by the corporation. In the absence of fraud, the judgment of the board of directors as to the terms and conditions of the insurance or other arrangement and the identity of the insurer or other person participating in an arrangement shall be conclusive and the insurance or arrangement shall not be voidable and shall not subject the directors approving the insurance or arrangement to liability, on any ground, regardless of whether directors participating in the approval are beneficiaries of the insurance or arrangement.

                 S. Any indemnification of or advance of expenses to a director in accordance with this article shall be reported in writing to the shareholders with or before the notice or waiver of notice of the next shareholders' meeting or with or before the next submission to shareholders of a consent to action without a meeting pursuant to Section A, Article 9.10, of this Act and, in any case, within the 12-month period immediately following the date of the indemnification or advance.

                 T. For purposes of this article, the corporation is deemed to have requested a director to serve an employee benefit plan whenever the performance by him of his duties to the corporation also imposes duties on or otherwise involves services by him to the plan or participants or beneficiaries of the plan. Excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law are deemed fines. Action taken or omitted by him with respect to an employee benefit plan in the performance of his duties for a purpose reasonably believed by him to be in the interest of the participants and beneficiaries of the plan is deemed to be for a purpose which is not opposed to the best interests of the corporation.

                 U. The articles of incorporation of a corporation may restrict the circumstances under which the corporation is required or permitted to indemnify a person under Section H, I, J, O, P, or Q of this article."

            The Company maintains directors' and officers' liability insurance.

            Insofar as the indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

            Not applicable.

       ITEM 8.  EXHIBITS

            Reference is made to the Exhibit Index which immediately precedes the exhibits filed with this Registration Statement.

       ITEM 9.  UNDERTAKINGS

            The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
            Statement:

                      (i) To include any prospectus required by section 10(a)(3)
                 of the Securities Act of 1933, unless the information required to be included in a post-effective amendment is contained in a periodic report filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 which is incorporated by reference in this Registration Statement;

                      (ii) To reflect in the prospectus any facts or events
                 arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement, unless the information required to be included in a post-effective amendment is contained in a periodic report filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 which is incorporated by reference in this Registration Statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                 (2) That for the purpose of determining any liability under the
            Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            The undersigned Registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 See Item 6, "Indemnification of Directors and Officers," for the undertaking pursuant to Item 512(h) of Regulation S-K.

                                   SIGNATURES

            PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-8 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON MAY 16, 1996.

                                      VALLEN CORPORATION


                                      By:/s/ James W. Thompson
                                         ---------------------
                                           James W. Thompson
                                           President and C.E.O.


                               POWER OF ATTORNEY

            Each of the undersigned directors and officers of Vallen Corporation does hereby constitute and appoint James W. Thompson and Leighton Stephenson, or either of them, as the undersigned's true and lawful attorneys-in-fact and agents to do any and all acts and things in the undersigned's name and behalf in the undersigned's capacities as director and/or officer, and to execute any and all instruments for the undersigned and in the undersigned's name in the capacities indicated below which such person or persons may deem necessary or advisable to enable Vallen Corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this Registration Statement, including specifically, but not limited to, power and authority to sign for the undersigned in the capacities indicated below any and all amendments (including post-effective amendments) hereto, and the undersigned does hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.

            PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

               Signature                 Title                         Date
               ---------                 -----                         ----



       /s/ James W. Thompson        President and C.E.O., Director  May 16, 1996
       ---------------------        (Principal Executive Officer)
       James W. Thompson



       /s/ Leighton J. Stephenson   Vice President-Finance,         May 16, 1996
       --------------------------   Secretary and Treasurer
       Leighton J. Stephenson       (Principal Financial and
                                    Accounting Officer)


       /s/ Leonard J. Bruce         Chairman of the                 May 16, 1996
       --------------------         Board, Director
       Leonard J. Bruce

       /s/ Darvin M. Winick       Director                      May 16, 1996
       --------------------
       Darvin M. Winick



       /s/ Kirby Attwell          Director                      May 16, 1996
       -----------------
       Kirby Attwell

                                 EXHIBIT INDEX
                                 -------------



                                                                        Sequential
                                                                           Page
Exhibit No.                         Description                          Number*
- -----------  ---------------------------------------------------------  ----------
        4.1  Restated Certificate of Incorporation of the Company -
             incorporated by reference to exhibit 3a to the
             Company's Form 10-K for the fiscal year ended May
             31, 1990, as filed with the SEC.
        4.2  By-laws of the Company, as amended through June 23,
             1994 - incorporated by reference to exhibit 3ii to the
             Company's Form 10-Q for the quarter ended November
             30, 1990, as filed with the SEC.
        4.3  1993 Non-Employee Director Stock Option Plan -
             incorporated by reference to Appendix A to the
             Company's 1993 Proxy Statement.
        4.4  First Amendment to 1993 Non-Employee Director Stock
             Option Plan - incorporated by reference to Annex B to
             the Company's 1995 Proxy Statement.
          5  Opinion of Mayor, Day, Caldwell & Keeton, L.L.P.
       23.1  Consent of KPMG Peat Marwick LLP
       23.2  Consent of Mayor, Day, Caldwell & Keeton, L.L.P.
             (included in Exhibit 5).
         24  Powers of Attorney (included on signature page of this
             Registration Statement).

       ____________________

       *  This information appears only in the manually signed original.